EXHIBIT 99.1

NEWS RELEASE for June 13, 2006

Contact:	Allen& Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON ANNOUNCES VOLUNTARY CONVERSION OF PREFERRED STOCK

INTO COMMON STOCK

NORTHVILLE, MI (June 13, 2006) . . .. Amerigon Incorporated (Nasdaq:ARGN), a leader in developing products based on advanced thermoelectric (TE) technologies for a wide range of global markets and applications, today announced that the Company had completed the conversion of all of the remaining outstanding shares of its Series A Convertible Preferred Stock into shares of Amerigon Common Stock, no par value.

These transactions resulting from the voluntary conversion by the Preferred Stockholders closed on June 12, 2006 and converted 4,500 shares of the Series A Convertible Preferred Stock into 2,686,566 shares of the Common Stock. Following these transactions, there are now 21,251,541 shares of Common Stock outstanding.

President & CEO Dan Coker commented, “We view this transaction as the completion of our transition from a start-up development stage venture to a growing enterprise with an exciting future. We have been successful in achieving our goals of growing revenues and net income and we believe our solid performance over the last several quarters is beginning to be recognized by the investment markets allowing us to strengthen our capital structure, increase the public float and improve our liquidity.”

About Amerigon

Amerigon (Nasdaq: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat (CCS™) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ending March 31, 2006 and its Form 10-K for the year ended December 31, 2005.

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